Exhibit 10.1
April 4, 2006
Mitch Pulwer
13115 Old Farm Drive
St. Louis, Missouri 63146
Dear Mitch,
On behalf of Polypore, Inc. I am pleased to offer you the position of Vice President and General Manager of Celgard, LLC reporting to Bob Toth, President and Chief Executive Officer. Your start date will be on or before April 17, 2006. The details of this offer are as follows:
COMPENSATION
Your base pay will be $20,416.67/month ($245,000.00 annual) paid bi-weekly. This position is based in Charlotte, N.C. and is a salaried exempt position. In addition to your base pay, you will be eligible to participate in the Company Incentive Plan with a target opportunity of 70% of the base pay salary based upon achievement of certain performance targets established by the CEO. You must be employed a minimum of (3) months in the calendar year to be eligible.
EQUITY ARRANGEMENT
You will participate in the equity plan at a level consistent with the position of Vice President & General Manager as one of the top five positions in the Company. The plan is currently being revised with expected implementation in 2Q or early 3Q, 2006. Complete details will be available in the near future.
SEVERANCE
In the event you are terminated by the Company without cause, you will be eligible for severance payments for a period of 9 months at your base pay. Should you be terminated for cause you will not be entitled to severance benefits.
RELOCATION EXPENSES
All reasonable and customary relocation costs including closing costs, realtor fees, move of household goods will be paid by the Company contingent upon your relocation to the Charlotte area no later than June 1, 2007. Relocation expenses that are taxable to you will be grossed up accordingly. In addition, temporary housing expenses for up to 9 months targeted at $1500/monthly will be provided.

VACATION
You will be eligible for four (4) weeks vacation on an annual basis prorated in 2006.
BENEFITS
You will be eligible for our Benefits Program described in the benefits summary that has been provided. Any questions you have regarding insurance and/or benefits may be directed to Debi Cutright at 704-587-8574.
Our offer is contingent upon you successfully completing a post-offer physical that confirms that you are able to perform the essential functions of the job, with or without reasonable accommodation, a background check and passing a drug screening test prior to actual employment. If you fail the drug screen test or the background check, this offer of employment will be withdrawn. If you accept our offer, we will schedule your post-offer physical.
On your first working day, please bring two forms of identification (i.e. driver’s license and social security card). If any of the above documents are not available, please give us a call to get a complete list of other acceptable forms of identification.
CONFIDENTIALITY AGREEMENT
You will be required to sign the Polypore, Inc. Confidentiality and Non-Disclosure Agreement.
PLEASE ACKNOWLEDGE:
I understand that employment is for no fixed period, and that my employment with the Company can be terminated with or without cause by the Company or by myself at any time. No oral representation to the contrary has been made to me, and I further understand that no employee of the Company is authorized to make any such representation. I also understand that Company policies, procedures, and the like, are not contractual, and may be altered, changed or deviated by the Company at its sole discretion.
I understand it is the policy of the Company to respect all trade secrets and confidential know-how and information of any other company, including its competitors, and any company where its consultants and employees may have previously worked. Accordingly, I represent and warrant (i) that I am free to divulge to the Company without any violation of any rights of others, any and all information, practices and techniques which I may describe, divulge or in any other manner make known to the Company during my employment with the Company, (ii) that the services and duties to be performed for the Company and its affiliates will not infringe any third party copyright, patent, trade secret or other intellectual property right, and (iii) that I am free to accept employment with the Company, have no obligations inconsistent with this offer and any subsequent employment with the Company.

Please acknowledge your acceptance of this offer by signing the original and returning it to me. We are excited about you joining Polypore, Inc., and look forward to a successful relationship.

Regards,

/s/ John J. O’Malley

John O’Malley
Senior Vice President
Human Resources
Polypore, Inc.

ACCEPTANCE	/s/ Mitch Pulwer	DATE April 7, 2006

cc: D. Cutright

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